EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post Effective Amendment No. 1 to Registration Statement No. 33-94914 on Form S-8, Registration No. 333-30237 on Form S-8, Registration No. 333-122627 on Form S-8, Registration No. 333-138971 on Form S-8, Registration No. 333-33535 on Form S-3, Registration No. 333-26539 on Form S-3 and Registration No. 333-11507 on Form S-3 of Hirsch International Corp. and Subsidiaries of our reports dated March 24, 2008 relating to the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K of Hirsch International Corp. and Subsidiaries for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Melville, New York
March 24, 2008